SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported), June 28, 2005

MANUGISTICS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22154	52-1469385
(Commission File Number No.)	(IRS Employer Identification No.)

9715 Key West Avenue
Rockville, Maryland 20850

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(301) 255-5000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Fiscal 2006 Executive Compensation Plan

On June 28, 2005, the Compensation Committee of the Board of Directors of Manugistics Group, Inc. (the “Company”) approved, and the Company’s Board of Directors ratified, the fiscal 2006 base salaries and cash bonus incentive compensation plan for the Company’s Chief Executive Officer and other executive officers.  These annual base salaries do not reflect any increase over the officers’ fiscal 2005 base salaries.  Under the cash bonus incentive compensation plan, the Company’s Chief Executive Officer and executive officers named in the Company’s 2005 Proxy Statement are entitled to receive the following annual base compensation, and are eligible to receive the following annualized cash bonus incentive compensation earned and payable on a quarterly basis in four equal increments upon the attainment of certain quarterly corporate operating targets and, in the case of Mr. Kubera, certain quarterly business unit revenue and operating targets.  No quarterly cash bonus incentive compensation was earned or paid for the first quarter of fiscal 2006.  The Compensation Committee did not consider or award any stock options to any executive officer, including the named executive officers below.

Named Executive Officer	Annual Base Salary	Annualized Cash Bonus Eligibility for Year Ended February 28, 2006

Joseph L. Cowan	$400,000	$400,000
Chief Executive Officer and Director

Raghavan Rajaji	$315,000	$300,000
Executive Vice President and Chief Financial Officer

Ronald P. Kubera	$225,000	$225,000
Senior Vice President of Consumer Goods

Non-Employee Director Compensation

The Compensation Committee did not consider non-employee director compensation for fiscal 2006, which remains the same as non-employee director compensation for fiscal 2005, as disclosed in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 28, 2005.  The Company pays all non-employee directors an annual retainer of $15,000, except for the Chairman of the Board, who receives an annual retainer of $80,000. Additionally, the Chairman of the Audit Committee receives an annual retainer of $10,000, and each of the Chairmen of the Company’s other committees receives an annual retainer of $5,000. Non-employee directors also receive $1,000 for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for their service on the Board. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

In addition, under the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 SOP”), each non-employee director, including the Chairman of the Board, receives annually, commencing with the first annual meeting of shareholders following the date of appointment or election to the Board, an option to purchase 10,000 shares of Common Stock. Any non-employee director who is appointed or elected to the Board after March 1, 2003 receives an option to purchase 35,000 shares on the date of appointment or election, prorated based on the number of fiscal quarters ending from the date of the appointment or election until the next annual meeting. All of these options vest quarterly over a five-year period. The 1998 SOP further provides that discretionary grants of options may also be made to non-employee directors.

Addendum to Offer Letter

On June 30, 2005, the Company entered into an Addendum to the Offer Letter between the Company and Kelly Davis-Stoudt, the Company’s Vice President, Chief Accounting Officer and Controller, which Addendum is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein.  The Addendum provides that in the event that Ms. Davis-Stoudt is terminated by the Company for convenience, as compared to cause, such as gross misconduct or upon a criminal conviction, Ms. Davis-Stoudt will receive severance payments equivalent to up to six (6) months base salary, in accordance with the Company’s regular payroll practices, and benefits, to the extent she is eligible to receive such benefits under the terms of the relevant benefit plan.  Both severance payments and benefits cease immediately if Ms. Davis-Stoudt begins alternative employment during the Severance Period.  Any post-termination period during which Ms. Davis-Stoudt is receiving severance payments and benefits is defined as the “Severance Period.”

During the Severance Period, any employee stock options which Ms. Davis-Stoudt holds will continue to vest in accordance with their terms.

The foregoing severance payments and benefits are conditioned upon the execution by Ms. Davis-Stoudt of a termination agreement with the Company which will include a non-compete and non-solicitation agreement and full release of claims.

Item 9.01(c) Exhibits

(c)          Exhibit 10.1           Addendum to Offer Letter between Manugistics Group, Inc. and Kelly Davis-Stoudt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUGISTICS GROUP, INC. (Registrant)

Dated: July 1, 2005	By	/s/ Raghavan Rajaji
Raghavan Rajaji
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Addendum to Offer Letter between Manugistics Group, Inc. and Kelly Davis-Stoudt